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                                                                    Exhibit 99.j


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of Baird LargeCap Fund (formerly Baird Horizon Growth Fund), Baird MidCap Fund, Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund and Baird Core Plus Bond Fund (formerly Baird Core Bond Fund) (six of the portfolios constituting Baird Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 25, 2003